Exhibit 4.35
Execution Version
Amendment to Subscription Agreement
This Amendment to Subscription Agreement (this “Amendment”) is entered into as of June 25, 2010 by and between (1) GigaMedia Asia Pacific Limited (IBC Number 1068168), a company incorporated in the British Virgin Islands and having its registered office at Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (the “Subscriber”) and (2) Infocomm Asia Holdings Pte. Ltd. (Company Registration Number 200414772H), a company incorporated in Singapore and having its registered office at 28 Maxwell Road, #04-01 Red Dot Traffic, Singapore 069120 (the “Company”) and amends that certain Subscription Agreement dated as of April 30, 2010 (the “Subscription Agreement”) entered into by and between the Subscriber and the Company under which the Subscriber agrees to subscribe for certain number of Class B Shares of the Company on the terms and subject to the conditions set out therein.
The parties hereby agree as follows:
1. Definitions. Unless otherwise defined herein, all capitalized terms used and not defined in this Amendment shall have the meaning assigned to such terms in the Subscription Agreement.
2. Amendments.
2.1	Whereas (H) of the Subscription Agreement is hereby deleted in its entirety and replaced by the following:
“The Subscriber proposes to subscribe for 500,000 Class B Shares at the Issue Price on the terms and subject to the conditions set out in this Agreement (the “Subscription Shares”).”
2.2	Clause 1.1 of the Subscription Agreement is hereby amended as follows:

“Issue Price” means US$20.00 for each Issued Share.”
2.3	Clause 2.1 of the Subscription Agreement is hereby deleted in its entirety and replaced by the following:
“On the terms and subject to the conditions of this Agreement, the Company agrees to allot and issue an aggregate of 500,000 Subscription Shares, and the Subscriber agrees to subscribe and pay for the Subscription Shares at the Issue Price, for an aggregate consideration of US$10,000,000.00 (the “Issue consideration”).”
2.4	Clause 5.1(a) of the Subscription Agreement is hereby deleted in its entirety and replaced by the following:
“The Subscriber shall make a payment of the Issue Consideration to the Company by bank transfer or telegraphic transfer to the account of the Company, the details of which are set out below:

Beneficiary name:	Infocomm Asia Holdings Pte Ltd
Beneficiary bank:	Citibank Singapore Limited
Beneficiary account:	0-437486-018

Swift code:	CITISGSGGCB”
3. Effect of Amendment. Except as expressly modified in this Amendment, all other terms and conditions contained in the Subscription Agreement shall remain in full force and effect. Except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Subscription Agreement.
4. Representations and Warranties. Each party hereto represents and warrants to the other party hereto that this Amendment has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein.
5. Notices. Clause 13 (Notices) of the Subscription Agreement is hereby incorporated into this Amendment by this reference.
6. Governing Law and Jurisdiction. Clause 16 (Governing Law and Jurisdiction) of the Subscription Agreement, as replaced by this Amendment, is hereby incorporated into this Amendment by this reference.
7. Entire Agreement. This Amendment contains the entire agreement among the parties with respect to the subject matter of this Amendment and supersedes and extinguishes all prior agreements and understandings, oral or written, with respect to such matter.
8. Third Party Contract Rights. Unless otherwise expressly provided to the contrary in this Amendment, a person who is not a party to this Amendment has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Amendment.

IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the date set forth above.

INFOCOMM ASIA HOLDINGS PTE. LTD.

By:
Name:
Title:

GIGAMEDIA ASIA PACIFIC LIMITED

By:
Name:
Title: